                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                             FISHER COMPANIES INC.
     --------------------------------------------------------------------
                               (Name of Issuer)

                         COMMON STOCK, PAR VALUE $1.25
     --------------------------------------------------------------------
                        (Title of Class of Securities)

                                  337756 20 9
     --------------------------------------------------------------------
                                (CUSIP Number)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 4 pages

-----------------------                                  ---------------------
 CUSIP NO. 337756 20 9                  13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The D. R. Fisher Trust UW of D. R. Fisher

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    N/A
                                                                (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                     5
     NUMBER OF            477,008 Shares (Among three trustees)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             477,008 Shares (Among three trustees)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      477,008 Shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.6%

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      TYPE OF REPORTING PERSON*
12
      OO

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Item 1 (a):  NAME OF ISSUER

             FISHER COMPANIES INC.

Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             600 University Street, Suite 1525
             Seattle, Washington   98101

Item 2 (a):  NAME OF PERSON FILING

             The D. R. Fisher Trust UW of D. R. Fisher

Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE

             P. O. Box 98549
             Des Moines, Washington   98198

Item 2 (c):  CITIZENSHIP

             United States

Item 2 (d):  TITLE OF CLASS OF SECURITIES

             Common Stock, $1.25 par value

Item 2 (e):  CUSIP NUMBER

             337756 20 9

Item 3: This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2, and therefore this item is not applicable.

Item 4:      OWNERSHIP

             (a)   Amount Beneficially Owned:

                   477,008 Shares

             (b)   Percent of Class:

                   5.6%

             (c)   Number of Shares as to Which Such Person Has:

                   (i)   sole power to vote or direct the vote:

                         477,008 Shares

                   (ii)  Shared power to vote or direct the vote:

                         0 Shares

                   (iii) Sole power to dispose or to direct the disposition of:

                         477,008 Shares

                   (iv) Shared power to dispose or to direct the disposition of:

                         0 Shares

     Voting and disposition power with respect to the shares owned by the filing trust are shared by the three trustees of the trust: William O. Fisher, George D. Fisher and E. A. Gowey.

Item 5:      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not Applicable


Item 6:      OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

             Not Applicable

Item 8:      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable

Item 9:      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable

Item 10:     CERTIFICATION

             Not Applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 5, 1999
----------------
Date


/s/ WILLIAM O. FISHER
---------------------
Signature


WILLIAM O. FISHER, TRUSTEE
--------------------------
Name (Typed)


/s/ GEORGE D. FISHER                    /s/ E. A. GOWEY
----------------------------            ----------------------------------------
Signature                               Signature


GEORGE D. FISHER, TRUSTEE               E. A. GOWEY, TRUSTEE
----------------------------            ----------------------------------------
Name (Typed)                            Name (Typed)